Exhibit 99.1

NEWS RELEASE

Feb. 9, 2009 – NASDAQ: FARM

Farmer Bros. Reports Net Loss of $0.01 Per Share for Second Quarter of Fiscal 2009

TORRANCE, Calif.—(BUSINESS WIRE)—Feb. 9, 2009—Farmer Bros. Co. (NASDAQ:FARM) today reported a net loss for its second fiscal quarter ended Dec. 31, 2008 of $0.1 million or $0.01 per share, compared with a net loss in last year’s second quarter of $0.2 million or $0.02 per share.

The Company reported revenues in the second quarter of $76.5 million, up 7.1% from $71.4 million in last year’s second quarter. This reflected a 4% increase in units sold as well as price increases reflecting higher commodity costs. For the first half of fiscal 2009, revenues were up 8%, also reflecting higher selling prices but offset by a 2% decrease in units sold.

“We are pleased that our programs to add customers and grow our revenue base are having positive results in spite of a slowing economy,” said Rocky Laverty, President and Chief Executive Officer. “We do recognize, however, that our customers are being impacted by the reduction in consumer spending and this will likely have an impact on our revenue growth.  We will continue to pursue our programs to attract new customers and to strictly control our costs in the months to come.

“Our acquisition of Sara Lee’s Direct Sales and Delivery (DSD) Coffee Business is on track, and our integration plans are proceeding on schedule,” he added. “We are looking forward to welcoming approximately 800 employees to Farmer Bros., and to launching our efforts to retain the thousands of customers that will come to us as a result of this acquisition. This is a great opportunity and an exciting time at Farmer Bros.”

The Company reported that its second-quarter gross profit margins improved to 48.8%, compared with 47.9% in the prior year’s second quarter. Selling, general and administrative expenses increased 11% over the same period last year. The increase in operating expenses primarily reflected higher selling expenses, including a 19% increase in freight costs in the first two quarters of fiscal 2009. Income from operations was $0.2 million, down from $0.8 million for last year’s second quarter.

The Company ended the second quarter of fiscal 2009 with cash and short-term investments of $84.8 million, compared with $98.4 million at the end the first quarter and $123.3 million at the end of June 30, 2008. The change primarily reflects the decrease in market value of the preferred stocks that the Company holds and investments in fixed assets, including the new plant for its Coffee Bean International subsidiary and the roll-out of new mobile sales software and hardware to its branches.

The Company reported the following operational highlights during the quarter:

•                  The Company expects that, by Feb. 28, 2009, it will close its purchase of assets from Sara Lee Corporation’s DSD Coffee Business. This acquisition is expected to nearly double the Company’s revenues as the Company gains coast-to-coast market penetration. The Company believes the integration of the businesses will create opportunities for cost reductions and margin improvements as a result of economies of scale. The assets included in the agreement include manufacturing plants in Houston and Oklahoma City; approximately 60 leased and owned warehouses; 445 vehicles; several coffee brands and trademarks; and more than 20,000 customer relationships. Upon the closing, the Company anticipates employing approximately 800 people associated with Sara Lee’s DSD business. The purchase price, subject to adjustments, is $45.4 million.

•                  The Company expects to fund the acquisition of Sara Lee assets with cash and debt. Due to the weakness in the economy and resulting decrease in value of the preferred stocks the Company holds, the Company is negotiating a line of credit with a commercial bank to enable the Company to achieve its goals and provide time for the financial markets to recover. If acceptable bank financing is not secured, the purchase price may include a $20 million secured promissory note owed to Sara Lee. In fiscal 2009, the Company expects to make an additional investment of approximately $35 million in the businesses and assets acquired from Sara Lee. These investments would finance working capital, integration expenses, transaction costs and capital expenditures.

•                  The Company continued to install new mobile sales software and hardware throughout its branches. As of Dec. 31, 2008, more than 60% of branches were operating on the new system. The remaining branches are expected to be converted by the end of fiscal 2009, at an estimated cost of approximately $1.6 million.

•                  The Company began planned improvements in its Torrance plant designed to provide more roasting and packaging flexibility and to further reduce material handling. Most of the $10 million planned spending on this investment will occur in the second half of fiscal 2009.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 31-state service area. The Company’s wholly owned Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate both DSD and the CBI Acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, and changes in the quality or dividend stream of the third party’s securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

CONTACT:	Abernathy MacGregor Group
Jim Lucas or Sydney Rosencranz, 213-630-6550

SOURCE:	Farmer Bros. Co